Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

NutriSystem, Inc. and Subsidiaries:

We consent to the use of our report incorporated by reference in this Registration Statement on Form S-8 of NutriSystem, Inc. of our report dated February 6, 2004, with respect to the consolidated balance sheet of NutriSystem, Inc. and Subsidiaries as of December 31, 2003 and 2002, and the related consolidated statements of operations, stockholders’ equity and cash flows for the years then ended, which report appears in the December 31, 2003 annual report on Form 10-K of NutriSystem, Inc.

As discussed in Note 2 to the consolidated financial statements, effective January 1, 2002, NutriSystem, Inc. adopted the provisions of Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets.”

/s/ KPMG LLP

Philadelphia, Pennsylvania
September 15, 2004